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Hess Issues White Paper on ISS Report

Highlights Flaws in ISS’ Analysis

Recommends Voting the White Proxy Card for the Election of Hess’ New, Highly Qualified, Independent Nominees

Business Wire

6 May 2013

NEW YORK--(BUSINESS WIRE)--Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today released a white paper on the report issued by Institutional Shareholder Services Inc. (“ISS”).

The Board recommends that shareholders vote FOR the election of Hess’ highly qualified independent nominees on the WHITE proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Included below is the full text of the white paper:

WHITE PAPER ON THE ISS REPORT ON HESS CORPORATION

Hess believes that the ISS report on the proxy contest with Elliott Management is a fundamentally flawed analysis that does not address key issues, including the fact that Hess has enhanced its governance by nominating five new, world-class independent director nominees to oversee and regularly review the continued execution of a market-endorsed transformation plan, and the highly problematic compensation scheme put in place for Elliott Management’s dissident nominees. This White Paper seeks to provide shareholders with the information necessary to reach an independent judgment and make a wholly informed decision.

ISS’ HESS RECOMMENDATION REFLECTS THE ORGANIZATION’S
INSTITUTIONAL BIAS TOWARD ACTIVIST SHAREHOLDERS

Institutional investors rely upon ISS or other proxy advisory firms to make objective, unbiased recommendations across a wide array of corporate voting matters. This responsibility is even more pronounced in contested situations in which companies face potentially value-threatening challenges. Given the importance of these situations, ISS owes a duty to its clients and to companies and their shareholders – a duty that mandates cogent, clear-eyed analysis of key issues.

Instead of objective analysis, however, recent history suggests that ISS has adopted a pervasive policy of bias in favor of the activist. According to a recent New York Times survey, ISS has backed the insurgent slate in 73% of the cases so far in 2013.

ISS’ near-dogmatic presumption – that dissident directors are, by definition, beneficial if added to a corporate board – is undercutting their credibility. Increasingly, many investors are deciding of their own volition after careful study to support companies rather than following ISS’ recommendation, as evidenced by outcomes in proxy contests at:

  AOL / Starboard Value
  Motorola / Carl Icahn
  Target / Pershing Square
  Barnes & Noble / Yucaipa
  Oshkosh / Carl Icahn
  Actelion / Elliott
  Agrium / Jana

Unfortunately, in the Hess / Elliott case, ISS has continued to apply its philosophical preference for dissident nominees that is not supported by the facts.

ISS HAS DECIDED TO MANDATE ELLIOTT’S CHANGE
EVEN THOUGH HESS’ CHANGES WILL DELIVER SUPERIOR VALUE

ISS claims that it focuses on two questions when analyzing proxy contests:

  Have the dissidents made a compelling case that change is warranted?
  If so, are the dissident nominees more likely to drive that change?

These questions, on their face, put the burden of proof on Elliott. In fact, ISS has shifted that burden to Hess. Nevertheless, Hess has more than met the burden and is successfully acting on a plan that is widely agreed to be economically superior to Elliott’s breakup proposal, and which was well known and under way before Elliott’s arrival on the scene, and is delivering shareholder value. Hess has also nominated a world-class slate of new, independent nominees to work with existing directors and oversee the execution of that plan. As independent research analysts have noted (additional commentary in Appendix B):

From here, we believe the value proposition comes to the fore while growing confidence in the growth outlook can secure recognition for a flagship Bakken asset we estimate is reasonably valued at ~$25 per share. Hess is our top pick.

-Doug Leggate, Bank of America Merrill Lynch, July 26, 2012

HES presented a robust, multi-pronged strategy to accelerate its pure-play E&P transformation... We view the company's proactive stance and exceptional clarity with its investor base as a major blow to activist claims.

-Eliot Javanmardi, Capital One, March 6, 2013

All-Star Board. HES will add six new independent directors, all former business executives, each with decades of distinguished careers, including three with extensive oil industry experience. The new board should help guide HES with executing its transformation strategy into a pure E&P play.

-Fadel Gheit, Oppenheimer, March 5, 2013

Although it is clear to almost everyone that Elliott has not offered a credible strategy, ISS seems to believe that Elliott’s directors intend to pursue its breakup plan. As ISS’ General Counsel Pat McGurn said on its May 3 “Special Bulletin” call:

“What [Elliott] really, really wants are a number of structural changes that they think are going to drive increased value. These are things like – one is splitting the company into an onshore vs. offshore.”1

ISS goes further to agree that Elliott’s directors intend to effect this rejected strategy, despite the fact that Elliott’s nominees have either publicly disavowed the plan or admitted that they haven’t ever read it:

“It is already clear that they share some of Elliott’s views on what changes are necessary to unlock or create shareholder value at the firm—it is unlikely any candidate who disagreed with all the dissident’s analysis would agree to stand in the first place.”2

In short, ISS has recommended five nominees who were selected as part of an effort to force a flawed plan devised by a new activist shareholder, despite the fact that Hess is executing on a strategy that is delivering value: Hess recently reported first quarter results that soundly beat Wall Street estimates, Hess has reduced Bakken well costs while increasing productivity, and Hess has positioned itself to return capital directly to shareholders. Elliott’s “change” is not the change that is in the best interests of shareholders.

ISS EMPLOYS TORTURED LOGIC TO CAST HESS NOMINEES AS BEHOLDEN TO
MANAGEMENT AND ELLIOTT NOMINEES AS “INDEPENDENT”

ISS absurdly states that Hess’ director nominees “owe an allegiance to the incumbent CEO and directors for their nominations” simply on the basis that the Hess nominees came in through the nomination process. Each nominee was identified by Egon Zehnder, a leading independent director-recruitment firm, and went through the Corporate Governance and Nominating Committee process, which is a requirement of the New York Stock Exchange. The Hess nominees also did considerable due diligence on the Company, the Hess plan, and the Elliott plan prior to agreeing to serve. By ISS’ illogic, almost every independent director sitting on a corporate board today would therefore not be independent. Further, only in the world of ISS could director nominees’ evaluation of a plan, which has been endorsed by a majority of shareholders and independent research analysts, be construed as a negative.

Our slate comprises some of the best business executives in the world with the right experience and expertise for Hess. ISS taints them as lacking independence without any evidence whatsoever. Biographies that detail their considerable accomplishments can be found in Appendix A and at www.transforminghess.com.

In contrast, ISS casts no aspersions on Elliott’s nominees for having similar allegiance to Elliott on account of their nominations, and, in fact, rubber-stamps the independence of Elliott’s nominees precisely because they were nominated by an activist hedge fund, even in spite of the compensation scheme paid by Elliott which far exceeds what they would receive from the Company as directors, if they were to be elected. ISS fails to address in any meaningful way the impact on independence and judgment of a novel short-term bonus scheme that leading independent corporate governance experts have called the “dark side” of activism:

In the new world of hedge fund activism, we need to look to whether individual directors are tied too closely by special compensation to those sponsoring and nominating them. Once we recognize that compensation can give rise to a conflict of interest that induces a director to subordinate his or her own judgment to that of the institution paying the director, our definition of independence needs to be updated.3

ISS’ CONCLUSION RELIES ON THE FALSE PREMISE THAT ELLIOTT’S COMPENSATION
SCHEME IS ALIGNED WITH ALL SHAREHOLDER INTERESTS

ISS operates under the assumption that the dissident will not introduce a disruptive element to the board, despite the fact that each of Elliott’s nominees has signed on to a special compensation scheme that could Balkanize the Board and create misaligned incentives. In this case, the issue of timing is critical. The Elliott compensation plan expires after a three-year period and Elliott’s nominees have only three years to garner for themselves the cash payout. Although ISS threatens compensation committees with ouster if they do not strictly adhere to ISS' compensation schemes – without regard to the quality of the director or the company – ISS is willing to enthusiastically support directors who sign on to special short-term compensation packages paid directly by dissidents, the appropriateness and legality of which have been questioned by leading independent legal experts.

Despite the fact that ISS’ view that $9 million “is probably not going to work as incentive” for men such as Harvey Golub because he’s “far wealthier than that,”4 it is beyond belief that Elliott’s nominees would not be financially motivated to take excessive risks by pursuing short-term, ultimately value-destructive actions rather than make deliberate judgments with the longer-term view for the benefit of all Hess shareholders.

Inasmuch as Elliott’s nominees have only three years to guarantee a cash payout, they are motivated to pursue short-term goals in an industry that requires long-term patience. As any E&P professional will attest, it typically takes at least five to seven years to bring a project from exploration to first oil or first gas, and that process always carries with it a certain amount of execution risk. That risk is compounded by uncertainty, which creates a ripple effect through current and potential joint venture partners, employees, and ultimately negatively impacts shareholders. ISS, like Elliott, is not an oil & gas expert and does not appear to understand that destabilizing the boardroom by introducing a divisive element creates significant risk for shareholders at a time when Hess is executing well on its market-endorsed plan.

ISS FAILED TO ADDRESS FACTS REGARDING ELLIOTT NOMINEES
AND THE POTENTIAL IMPACT THEY COULD HAVE ON THE EXECUTION OF HESS’ PLAN

Despite impugning the independence of Hess’ nominees, ISS ignores the fact that Elliott has built a slate that is structurally incentivized to introduce a dangerous element of short-termism to a Board that is overseeing the execution of a market-endorsed transformation plan. ISS also appears to fail to take into account that Elliott’s nominees have recent histories of board divisiveness, short-term thinking, conflicts of interest, and trackrecords of underperformance:

Regarding Harvey Golub: Mr. Golub’s track record of divisiveness while on the board of AIG is well documented. He resigned as chairman of AIG after its CEO, Robert Benmosche, described their relationship as “ineffective and unsustainable.”5

“The episode [to rescue AIG] exposed a growing rift between Benmosche and Golub, and Benmosche threatened to leave if the chairman remained. Golub resigned before the board members were forced to choose.”6

Perhaps more relevant for Hess shareholders, however, is that after having been replaced as AIG chairman, he continued to urge a breakup of the company.

“Longer-term, AIG shouldn’t exist […] When it gets broken apart, as I think ultimately it will, both of those pieces may unlock much greater value.”7

If Golub was successful in his effort to break up AIG, undermining Mr. Benmosche’s strategy, AIG shareholders could have forfeited 305% returns that have been delivered under Mr. Benmosche’s tenure.

Regarding Rodney Chase: ISS appears to have failed to do critical research on Chase, particularly with regard to evidence of sacrificing long-term value for short-term gain and his clear conflicts of interest.

In particular, Chase and the BP leadership team were significantly criticized for short-sighted and excessive cost-cutting efforts that jeopardized safety and performance. Many observers tie the destruction of shareholder value at BP to the safety decisions made by BP’s senior leadership team.8 After the 2005 Texas City refinery explosion and fire, a report by the Chemical Safety Board (CSB) concluded:

“‘Warning signs of a possible disaster were present for several years, but company officials did not intervene effectively to prevent it.’ The CSB found ‘a broken safety culture at BP’ and that equipment maintenance was based on ‘run to failure.’” 9

“BP targeted budget cuts of 25 percent in 1999 [during Chase’s tenure] and another 25 percent in 2005, even though much of the refinery’s infrastructure and process equipment were in disrepair.”10

Chase’s directorships at Genel and Tesoro also create significant conflicts if Chase were to become a director of Hess. Genel is a key competitor to Hess in Kurdistan and Tesoro is a significant purchaser of Hess Bakken crude.

Regarding Karl Kurz, David McManus, and Marshall Smith: Similarly, ISS does not appear to have considered facts about Elliott's other nominees that should give Hess shareholders pause. For example, Karl Kurz and David McManus have not delivered for shareholders since joining several boards:

  Kurz – Global Geophysical Services is down 66%
  McManus – Flex LNG is down 64%; Caza Oil and Gas is down 54%; Rockhopper Exploration is down 72%

And Smith, the CFO of Ultra Petroleum Corporation, has no public board experience and the stock of Ultra has declined 37% since he assumed the CFO position.

Based on these track records, the Elliott nominees do not deserve the benefit of ISS’ unqualified recommendation.

ISS FAILED TO CONSIDER THE FACTS AND MISLED ITS CLIENTS
IN THEIR CONCLUSION ON HESS’ BAKKEN COSTS

ISS’ analysis ignores Hess’ strong Bakken performance in Q1 2013—which Hess publicly announced over a week before ISS issued its report. Instead, ISS cites Elliott’s stale data from 1H 2012. ISS ignores that Hess’ drilling and completion costs per operated well averaged $8.6 million in Q1 2013. ISS blindly buys into Elliott’s comparison of our Bakken well costs to a single, smaller, low cost peer without taking into account publicly available well recovery rates. From a capital return perspective, looking only at average well costs without factoring for production is an incomplete analysis. While Elliott’s tactics would have ISS and investors believe otherwise, Hess’ performance in the Bakken ranks among the best operators in terms of safety, cost, and productivity.

HESS IS CREATING THE RIGHT CHANGE FOR HESS SHAREHOLDERS

We recognize there are certain things that we should have done sooner. We frankly should have looked at refreshing our Board earlier, and we understand that we didn’t move as soon as we should have. We will ensure that our outstanding plan and team has a corresponding superior governance and board framework to drive Hess’ full value potential.

In this vein, the Board reiterates its unanimous recommendation that shareholders vote in favor of the Company’s binding proposal to declassify the Hess Board of Directors, and the Hess Family shares will be voted in favor of the proposal. Further, in addition to adding six new directors this year, we remain committed to further renewal of our board and we will be consulting our shareholders in connection with an effort to refresh the majority of our Board.

We believe that by removing concerns over corporate governance, the market will be able to rate us solely according to the quality of our assets and the momentum in our business. Since Hess shifted its E&P strategy in 2010 from one of high-impact exploration to a more balanced approach of shale, exploitation, and focused exploration – well before Elliott came on the scene – Hess has executed a series of substantial steps to implement transformative change at the Com pany. We have nearly completed our announced sale of assets, have paid down short term debt and soon will be in a position to return capital directly to shareholders through a share repurchase program of up to $4 billion.

We recently delivered strong results with first quarter 2013 adjusted net income up 31% compared to the year ago quarter. These financial results were driven by our strong execution in the field – in the Bakken oil shale play, net production increased 55% while drilling and completion costs declined 36%. These results were driven by our E&P team, led by Greg Hill, Hess’ President of Worldwide E&P, a pioneer of applying “lean manufacturing” technology to E&P.

We expect to continue to deliver value – our portfolio of higher growth, lower risk, oil linked E&P assets will deliver a five-year compound average annual production growth rate of 5 to 8%, based off of pro forma 2012 production, with aggregate mid-teens production growth between pro forma 2012 and 2014, while increasing returns to all shareholders.

Collectively, these actions have driven substantial outperformance of our peer index, with Hess shares up 20% in the period between our mid-year strategy update on July 25, 2012 and the January 28, 2013 announcement of our planned terminals sale, and 24% from January 28, 2013 to market close on May 3, 2013.

On the basis of the actions we have taken, as well as the value we are creating and the world-class candidates we have nominated, we do not believe that ISS (or Glass Lewis) has made its case for change at Hess. Increasing lasting shareholder value is what drives the Hess nominees. While they believe that the plan proposed by Hess and endorsed by the market is the right one for the current circumstances, and superior to the Elliott break-up plan, each is committed to the regular re-examination of the Hess plan and the careful study and pursuit of all strategies and options for building value for all shareholders.

APPENDIX A: HESS’ WORLD CLASS SLATE OF NEW, INDEPENDENT DIRECTOR
NOMINEES

  John Krenicki Jr. Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy
  Mr. Krenicki’s experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

  Directorship Experience: Wilsonart International, ServiceMaster. Former Director: GE Capital
  Dr. Kevin Meyers Former Senior Vice President of E&P for the Americas, ConocoPhillips
  Dr. Meyers was at the forefront of the oil & gas industry’s focus on developing U.S. shale formations. He led ConocoPhillips’ expansion in emerging shale plays, including the Eagle Ford, Permian Basin, and Bakken. Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in shale and conventional properties directly relevant to Hess’ focused E&P portfolio.

  Directorship Experience: Hornbeck Offshore Services, Denbury Resources, Bill Barrett Corporation, Precision Drilling Corporation. Former Director: LUKOIL

  Fredric Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation
  Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long-term returns.

  Directorship Experience:  AOL, Mondelez International (formerly Kraft Foods). Former Director: The Readers Digest Association, Blockbuster, Sportsline.com

  William Schrader Former Chief Operating Officer, TNK-BP Russia
  Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

  Directorship Experience:  Ophir Energy

  Dr. Mark Williams Former Executive Committee Member, Royal Dutch Shell
  Dr. Williams worked for over 30 years at Shell, including more than 17 years of U.S. E&P experience, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was one of the top three operating executives collectively responsible for all strategic, capital, and operational matters. He is widely acknowledged to be one of the world’s top oil & gas executives, and will add invaluable insight to Hess’ Board.

APPENDIX B: SELECT ANALYST COMMENTARY

With the steps taken over the past three years management has revealed a sound strategy that we believe is tough to beat... Hess is executing a strategy we believe underpins a material release of value.

—Doug Leggate, Bank of America Merrill Lynch, April 25, 2013

If the activist end game is an outright separation of Hess into two parts, we maintain our view that commensurate risks & challenges of two stand alone entities will blur the landscape for the investment case.

—Doug Leggate, Bank of America Merrill Lynch, April 25, 2013

With $3.4 Bn in announced proceeds, execution has been outstanding...

—Asit Sen, Cowen, April 3, 2013

Hess appears to be drilling one of the best portfolios of wells in the industry according to our analysis.

—Gil Yang, Discern, March 27, 2013

In short...we do not believe that [Elliott’s] plan provides the best path forward. In our view, Hess’s own plan makes more sense...

—Philip H. Weiss, Argus, March 27, 2013

We take management’s side in terms of the future course of the company.... we do not think breaking up the company into an onshore resource player (Hess Resources) and international, mostly offshore, entity (Hess Remainco) is the best way to generate value.

—Jeb Armstrong, Credit Agricole, March 26, 2013

[The] Bakken wells that Hess was much punished for last year are a thing of the past.

—Jeb Armstrong, Credit Agricole, March 26, 2013

A potential Bakken spinoff would destroy future value and create tax and operational inefficiencies.

— Fadel Gheit, Oppenheimer, March 13, 2013

More Value In The Whole. Our view is that given the tax leakage that would likely occur in the sale of the Bakken assets and the funding challenge that would occur for the international assets as a standalone operation negates much of the upside for a quick liquidation of the company.

— Roger D. Read, Wells Fargo, March 12, 2013

HES presented a robust, multi-pronged strategy to accelerate its pure-play E&P transformation... We view the company’s proactive stance and exceptional clarity with its investor base as a major blow to activist claims.

—Eliot Javanmardi, Capital One, March 6, 2013

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

_______________________________

1 McGurn, Pat. ISS Special Bulletin Teleconference. 3 May 2013.
2 Bonifacino, Juan. "Hess Corporation." ISS Inc. 2 May 2013, available at www.issgovernance.com.
3 Coffee, John C. "Shareholder Activism and Ethics: Are Shareholder Bonuses Incentives or Bribes?" Columbia Law School Blog on Corporations and the Capital Markets. 29 April 2013.
4 McGurn, Pat. ISS Special Bulletin Teleconference. 3 May 2013.
5 Son, Hugh and Hwang, Inyoung. “AIG Becomes ‘Benmosche Show’ After Chairman’s Departure.” Bloomberg. 15 July 2010.
6 Dennis, Brady. “Look who’s still here: AIG.” Washington Post. 6 February 2011.
7 Frye, Andrew, Son, Hugh & Liu, Betty. “‘AIG Shouldn’t Exist,’ Golub Says, Urging Breakup”. Bloomberg. 27 January 2011.
8 Vaughn, Bernard. “Browne's BP cost-cutting led to Gulf spill, book says.” Reuters. 10 February 2012; Mufson, Steve. “Cost-Cutting Led to Blast At BP Plant, Probe Finds.” Washington Post. 31 October 2006; Lustgarten, Abraham. “Furious Growth and Cost Cuts Led To BP Accidents Past and Present.” ProPublica. 26 October 2010; Lyall, Sarah. “In BP’s Record, a History of Boldness and Costly Blunders.” New York Times. 12 July 2010; Bower, Tom. Oil: Money, Politics, and Power in the 21st Century. New York: Grand Central Publishing, 2010.
9 Bower, Tom. Oil: Money, Politics, and Power in the 21st Century. New York: Grand Central Publishing, 2010.
10 U.S. Chemical Safety and Hazard Investigation Board Investigation Report. March 2007. http://www.csb.gov/assets/1/19/CSBFinalReportBP.pdf